Exhibit 99.1

Trovagene Initiates Study to Monitor Response to Immunotherapy in Melanoma Patients Using its Precision Cancer Monitoring Platform

Study objective is to deliver a urinary liquid biopsy-based solution to provide faster and more accurate information for measuring response to immunotherapy

SAN DIEGO, CA — July 8, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today announced the launch of a study that aims to determine utility of the Company’s Precision Cancer Monitoring℠ (PCM) technology for predicting response to treatment in advanced melanoma patients receiving one or a combination of the novel immunotherapy agents Yervoy® (ipilumumab), a CTLA-4 inhibitor, and Opdivo® (nivolumab), a PD-1 inhibitor. The 50-patient study will be led by researchers at Memorial Sloan Kettering Cancer Center (MSK). BRAF and NRAS oncogene mutations will be used as biomarkers to monitor tumor dynamics in treated patients. Primary objectives of the study include determining 1) if circulating tumor (ctDNA) can determine response to therapy early, and 2) if ctDNA results correlate with the clinical course of disease.

The need to quantitatively monitor early response to cancer immunotherapy is widely recognized given the lack of response biomarkers, toxicities with combination immunotherapy, and the challenge of pseudo-progression, which is characterized by initial tumor swelling that is observed with traditional imaging tools.

“As more immunotherapies become available for the treatment of cancer, it becomes more important to have non-radiographic tools to assess treatment effects,” stated Paul Chapman, M.D., a medical oncologist at MSK who will oversee the study. “Responses to immunotherapy vary greatly in timing and extent, and radiographic responses may not reflect accurately the true response.  A rapid, accurate, and quantitative method to determine therapeutic effect as early as possible could help align new treatment strategies to patients’ needs.”

“In this study, we attempt to better inform clinicians of the early benefits of immunotherapy in advanced melanoma,” said Mark Erlander, PhD, chief scientific officer of Trovagene. “We have previously shown in lung, colorectal, and pancreatic cancers that our PCM platform can detect response to therapy within days of treatment. Here, we intend to demonstrate that quantitative monitoring of driver mutations can provide reliable insight into tumor dynamics and response to immunotherapy, which is particularly important given the shortfalls of cancer imaging in this clinical situation.”

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About Cancer Immunotherapy and Pseudo-Progression

Cancer immunotherapy uses the body’s own immune system to fight cancer. Immunotherapy works by either stimulating a patient’s immune system to attack cancer cells or supplementing the immune system with what it needs, such as antibodies, to fight cancer. New immunotherapy treatments such as anti-PD-1 antibodies Opdivo® (nivolumab) and Keytruda® (pembrolizumab), have demonstrated higher rates of response in certain difficult-to-treat cancer types, however, these treatments can present unique challenges beyond those seen with traditional chemotherapy or targeted oncology agents. One such challenge is the concept of pseudo-progression, which is tumor enlargement observed when traditional imaging modalities are used to determine response to immunotherapy treatment. Pseudo-progression is thought to be caused by T-cell infiltration and inflammation of the tumor as it responds to immunotherapy. However, this tumor enlargement may be beneficial and may precede a prolonged response to the immunotherapy. As a result, cancer imaging is not always a reliable method to determine response to immunotherapy, and clinicians are increasingly relying on biopsies to confirm therapeutic efficacy of these treatment regimens. In these clinical situations, the use of a non-invasive liquid biopsy has potential provide an important solution for determining and monitoring treatment response to novel immuno-oncology agents, such as the PD-1 inhibitors.

Yervoy® and Opdivo® are registered trademarks of Bristol-Meyers Squibb Company. Keytruda® is a registered trademark of Merck & Co., Inc.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone
Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com